Exhibit 10.26

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment of their own free will, act, and deed.

Contractor Green Field Energy Services, Inc. (f/k/a Hub City Industries, LLC)

BY: Michel B. Moreno TITLE: Chief Executive Officer

Company SWEPI LP

BY: JOE CREAMER TITLE: GEN. MGR CP WELLS-AMERICAS

Fourth Amendment to Contract for High Pressure Fracturing Services

This Fourth Amendment to Contract for High Pressure Fracturing Services (this "Fourth Amendment") is dated 22 October, 2012 between **Green Field Energy Services, Inc. (f/k/a Hub City Industries, L.L.C.)**, ("Contractor") and **SWEPI LP (d/b/a Shell Western E&P)**, ("Company"). Capitalized terms used but not defined in this Amendment have the meaning given them in the Fracturing Services Agreement (defined below).

Background

A. Company and Contractor previously entered into a Contract for High Pressure Fracturing Services dated as of September 2, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the "**Fracturing Services Agreement**").

B. Section 3 of the Fracturing Services Agreement provided for the Prepayment of $100 million to Contractor. Following execution of the Fracturing Services Agreement, $42.5 million of the Prepayment was paid to Contractor (the "**Initial Prepayment**").

C. The Contractor has issued $250 million in aggregate principal amount of its senior secured notes (the "Notes") which are governed by an indenture dated November 15, 2011 (the "**Indenture**").

D. The Indenture allows Contractor to incur Permitted Debt (as defined in Section 4.08(b) of the Indenture) which includes, among other things, "the incurrence by [Contractor] or any Guarantor of Indebtedness and letters of credit and bankers' acceptances under a Senior Credit Facility in an aggregate principal amount at any one time outstanding under this clause (1) . . . not to exceed the greater of (x) $30.0 million and (y) following the first date on which [Contractor's] Pro Forma Consolidated Leverage Ratio is less than 3.00 to 1.00, 10% of Consolidated Tangible Assets of [Contractor] as of the most recently ended fiscal quarter for which internal financial statements are available at the time of such incurrence."

E. In accordance with the Third Amendment to the Fracturing Services Agreement, Company and Contractor modified the terms of the Fracturing Services Agreement to provide for a $30 Million Revolving Senior Credit Facility (the "Credit Facility"), which credit facility constitutes a "Senior Credit Facility" as defined under the Indenture.

F. Under the Credit Facility Company has previously advanced to Contractor three tranches (each a "**Tranche**") for an aggregate $30 million, of which, as of the date hereof, approximately $24 million remains outstanding ("Tranche 1").

G. As security for the Indebtedness under the Credit Facility, Company was granted a security interest in and lien on all of Contractor's assets, which liens constitute "Permitted Liens" under the Indenture.

H. On or prior to the date hereof Contractor has obtained the consent of holders of a majority of the outstanding Notes (the "Bondholders") and, in accordance with the terms thereof, has amended certain terms of the Indenture (the "Indenture Amendment") to permit Contractor to incur additional Indebtedness under the Credit Facility, and Company has agreed to advance the remaining Tranche under the terms and conditions below.

I. In connection with the Indenture Amendment, Contractor has caused the collateral agent under the Indenture, on behalf of itself and the Bondholders, to execute an amended and restated intercreditor agreement (the "Intercreditor Agreement"), which agreement, among other things, provides that the liens for the benefit of Company in the Collateral are prior to the liens of the collateral agent and Bondholders in such Collateral.

Agreements

In consideration of the mutual covenants of Company and Contractor set forth in this Fourth Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Company and Contractor agree as follows:

I. ***Section 1.21.*** *Section 1.21 of Section 2 --- "Terms and Conditions" is hereby amended and restated as follows:*

1.21 "Indebtedness" means amounts advanced to Contractor under the Loan Facility, as provided in Section 3 – "Indebtedness and Determination of Prices" in sub-section 3.3.

II. ***Section 3.1.*** *Section 3.1 of Section 3 – "Indebtedness and Determination of Prices" is hereby amended and restated as follows:*

3.1 CREDIT FACILITY

Subject to remedies in the event of termination or amount due at expiration, as provided in Article 3 of Section 2 – "Terms and Conditions", in addition to the Indebtedness outstanding under Tranche 1, Company agrees to advance Contractor an additional term loan equal to Seventy Million Dollars ($70,000,000) ("Tranche 2") on October 24, 2012. Loans under the Credit Facility, including Tranche 1, that are repaid may not be reborrowed.

Notwithstanding anything to the contrary in this Contract, no funding of Indebtedness from Company to Contractor will occur until such time as Company has received (i) evidence of a properly filed financing statement perfecting the lien in favor of Company on the Collateral and (ii) a copy of the Intercreditor Agreement, duly signed by the collateral agent under the Indenture, providing that the lien on the Collateral in favor of Company shall be senior in right of payment, operation, effect and all other respects to the liens of the Bondholders on such property.

III. ***Section 3.3.*** *Section 3.3 of Section 3 – "Indebtedness and Determination of Prices" is hereby amended and restated as follows:*

3.3 REPAYMENT OF INDEBTEDNESS

Contractor will repay the Company's (a) Tranche 1 and Tranche 2 Indebtedness beginning November 15, 2012 and then per the following schedule. The repayment due date will be on the 15th day of each such month, except as otherwise agreed in writing. Except where Company agrees in its discretion to allow Contractor to set off these amounts against the Work provided in a particular month, as provided in the following sub-section, Contractor will separately transfer to Company the amount shown in this schedule together with a separate confirmation statement or credit memo. Notwithstanding anything in this Section 3.3 to the contrary, if during a month repayments are required, all of the Work requested by Company includes only Modular Price Work which is less than 25% of the All In Price Work, then the repayment due in that month will be the lesser of (a) an amount equal to 50% of the Work thus provided, or (b) the repayment amount for the applicable month stated below. Where the amount so paid is less than the repayment amount stated below, in the following calendar month, the amount due will be the amount stated for that month plus the shortfall between what would have been paid in the prior calendar month according to the table below (plus any other shortfalls) and the amount paid. Where a shortfall amount remains after Month 19, the shortfall will be paid at the rate of $7,333,333.33 per month until the Prepayment is repaid.

November 15, 2012	Month 1	$2,000,000.00
December 15, 2012	Month 2	$2,000,000.00
January 15, 2013	Month 3	$2,000,000.00
February 15, 2013	Month 4	$2,000,000.00
March 15, 2013	Month 5	$2,000,000.00
April 15, 2013	Month 6	$2,000,000.00
May 15, 2013	Month 7	$2,000,000.00
June 15, 2013	Month 8	$2,000,000.00
July 15, 2013	Month 9	$2,000,000.00
August 15, 2013	Month 10	$2,000,000.00
September 15, 2013	Month 11	$2,000,000.00
October 15, 2013	Month 12	$2,000,000.00
November 15, 2013	Month 13	$4,000,000.00
December 15, 2013	Month 14	$4,000,000.00
January 15, 2014	Month 15	$4,000,000.00
February 15, 2014	Month 16	$4,000,000.00

March 15, 2014	Month 17	$4,000,000.00
April 15, 2014	Month 18	$4,000,000.00
May 15, 2014	Month 19	$7,500,000.00
June 15, 2014	Month 20	$7,500,000.00
July 15, 2014	Month 21	$7,500,000.00
August 15, 2014	Month 22	$7,500,000.00
September 15, 2014	Month 23	$7,500,000.00
October 15, 2014	Month 24	$7,500,000.00
November 15, 2014	Month 25	All remaining principal

IV. Section 8.2. *Section 8.2 of Section 8 – "Security Agreement" is hereby amended and restated as follows:*

8.2 COLLATERAL

(a) In order to secure the performance of Contractor's obligations to repay the Indebtedness under the Credit Facility, Contractor hereby pledges to the Company and grants to the Company a security interest in and to all of the Contractor's equipment and the motor vehicles from time to time specified by Company, in each case, now owned or hereafter acquired by Contractor (collectively, the "**Collateral**"). In addition to the foregoing, Contractor agrees to provide Company a royalty-free, irrevocable, non-exclusive, transferable, world-wide license to use such Collateral and to sublicense the use to a third party following an Event of Default.

(b) Contractor and Company will review the current valuation of the Collateral quarterly, to ascertain the current liquidation value of the Collateral, the outstanding Indebtedness amount, and the need to release or add Collateral to reasonably assure that the outstanding Indebtedness is collateralized at a value as near as possible to, but not less than, a ratio of 1.5 to 1, (Collateral to outstanding Indebtedness amount).

(c) In addition to review of current valuation as provided in the preceding paragraph, where requested by either Party, Contractor and Company will review the current valuation of the Collateral at the time of market price adjustments provided for in Section 3 – "Indebtedness and Determination of Prices", to ascertain the current liquidation value of the Collateral, the then outstanding Prepayment amount, and the need to release or add Collateral to reasonably assure that the Prepayments are collateralized as provided in the preceding paragraph.

(d) Company acknowledges and agrees that any security interest in and lien on the property or assets of Contractor or any of its subsidiaries other than the Collateral that was previously granted to secure the obligations of under the Credit Facility shall be released and terminated, and that Company shall take all such actions as may be reasonably requested by Contractor to effect the same.

V. Section 8.4(k). *Section 8.4(k) of Section 8 – "Security Agreement" is hereby amended and restated as follows:*

(k) As of the Effective Date, the collateral agent under the Indenture on behalf of the Bondholders has executed the Intercreditor Agreement which provides that (x) the lien on the Collateral in favor of Company shall be senior in right of payment, operation, effect and all other respects to the liens of the Bondholders on such property and (y) for the avoidance of doubt, an acknowledgment from the Company that it has no (and that thereafter it will not have any) lien on the assets of Contractor and its subsidiaries other than the Collateral.

VI. Section 8.8. *A new sentence to the end of Section 8.8 of Section 8 – "Security Agreement" is hereby added to read as follows:*

In connection with the Indebtedness and the Security Agreement, Company agrees to execute the Intercreditor Agreement required in connection with the Indenture Amendment, in substantially the form of Appendix 2-1 to Section 8.

***VII. Appendix 1 to Section 8** – "Security Agreement". Appendix 1 to Section 8 is hereby deleted.*

***VIII. Appendix 2-1 to Section 8** – "Security Agreement". Appendix 2-1 to Section 8 is hereby added as the form Intercreditor Agreement attached hereto.*

IX. No Other Changes. *Except as set forth in this Fourth Amendment, the remaining provisions of the Fracturing Services Agreement remain in full force and effect and have not otherwise been amended.*

X. Counterparts. *This Fourth Amendment may be executed in any number of counterparts, each of which is considered an original.*

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